EXHIBIT 5.1

Opinion of Richards Layton & Finger P.A.

[Letterhead of Richards, Layton & Finger, P.A.]

February 22, 2008

Centerline Holding Company
625 Madison Avenue, 5th Floor
 New York, New York 10022

Re:           Centerline Holding Company

Ladies and Gentlemen:

We have acted as special Delaware counsel for Centerline Holding Company (f/k/a CharterMac), a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein.  At your request this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, dated as of August 12, 1996, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 12, 1996, as amended by the Certificate of Amendment thereto, dated as of April 30, 1997, as filed in the office of the Secretary of State on April 30, 1997, as further amended by the Certificate of Amendment thereto, dated March 13, 2001, as filed in the office of the Secretary of State on March 30, 2001;

(b) The Restated Certificate of Trust of the Trust, dated as of February 26, 2002, as filed in the office of the Secretary of State on February 26, 2002, as amended by the Certificate of Amendment thereto, dated as of November 17, 2003, as filed in the office of the Secretary of State on November 17, 2003, as further amended by the Certificate of Amendment thereto, dated as of March 28, 2007, as filed in the office of the Secretary of State on March 28, 2007 (as so amended, the "Trust Certificate");

(c) The Trust Agreement of the Trust, dated as of August 12, 1996 (the "Original Centerline Trust Agreement"), between Related Capital Company ("RCC Partnership"), as depositor, and the trustee of the Trust named therein;

Centerline Holding Company
February 22, 2008

(d) Amendment No. 1 to the Original Centerline Trust Agreement, dated as of April 30, 1997, between RCC Partnership, as depositor, and the trustee of the Trust named therein;

(e) The Amended and Restated Trust Agreement of the Trust, dated September 30, 1997, among the trustees of the Trust named therein and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, and acknowledged and consented to by RCC Partnership, as amended by Amendment No. 1 thereto, dated as of May 8, 2000, including the Certificate of Designation attached thereto as Appendix A, as further amended by Amendment No. 2 thereto, dated as of December 11, 2000, including the Amended and Restated Certificate of Designation attached thereto as Appendix A, as further amended by Amendment No. 3 thereto, dated as of June 13, 2002, including the Certificate of Designation attached thereto as Appendix B, and as further amended by the Amendment No. 4 thereto, dated as of November 17, 2003;

(f) The Second Amended and Restated Trust Agreement of the Trust, dated as of November 17, 2003, among the trustees of  the Trust named therein (the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, as further amended by Amendment No. 4 thereto, dated as of April 2, 2007, as further amended by Amendment No. 1 to the Certificate of Designation of the Special Preferred Voting Shares, effective as of May 4, 2007, as further amended by the Certificate of Designation (the "Certificate of Designation") of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 attached as an appendix thereto (as so amended, the "Trust Agreement");

(g) The Fifth Amended and Restated Bylaws of the Trust, as amended by Amendment No. 1 thereto (as so amended, the "Bylaws");

(h) The Centerline Holding Company 2007 Incentive Share Plan, dated April 10, 2007, adopted by the Board of Trustees on March 14, 2007, and duly approved by the beneficial owners of the Trust on June 13, 2007 (the "Incentive Plan"), a form of which is attached as Exhibit 4.1 to the Registration Statement (as defined below);

(i) The Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), to be filed on or about February 22, 2008, relating, inter alia, to the registration by the Trust of 10,000,000 common shares of beneficial interests in the Trust representing undivided beneficial interests in the assets of the Trust to be issued in connection with the Incentive Plan (the "Incentive Shares");

(j) The Minutes of the Quarterly Meeting of the Board of Trustees of the Company, held on March 14, 2007 (the "Resolutions");

(k) A Certificate of an Officer of the Trust, dated as of February 22, 2008, as to certain matters; and

Centerline Holding Company
February 22, 2008

(l) A Certificate of Good Standing for the Trust, dated February 22, 2008, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (l) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (l) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, formed or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, formation or organization, (ii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (v) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vi) that the Incentive Shares are issued in accordance with the Trust Agreement, the Bylaws, the Resolutions and the Incentive Plan, (vii) that, at the time of any issuance of Incentive Shares, the Incentive Plan is in effect and will not have been rescinded, (viii) that the Incentive Plan was duly approved by the beneficial owners of the Trust, and (ix) that, after the issuance of any of the Incentive Shares, the Trust will not have issued more than 160,000,000 Shares.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Centerline Holding Company
February 22, 2008

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

2. The Incentive Shares have been duly authorized and, when issued in accordance with the Incentive Plan as contemplated by the Registration Statement, will be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The holders of the Incentive Shares, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note that the holders of the Incentive Shares may be obligated, pursuant to the Trust Agreement and the Bylaws, (a) to return to the Trust for the benefit of Trust creditors, amounts previously distributed to them, if and to the extent required by Delaware law, and (b) to give bond, with sufficient surety, to the Trust and the trustees of the Trust to indemnify them against any loss or claim in connection with the issuance of replacement Trust Certificates.

The opinions expressed above are subject to the effect of principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and applicable law relating to fiduciary duties.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

BJK/MMA